For notification of registration--Form N-8A, [Form N-8A]
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                   FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:




              AUL American Individual Variable Annuity Unit Trust
                              (Name of Registrant)

                    AMERICAN UNITED LIFE INSURANCE COMPANY(R)
                               (Name of Depositor)

                One American Square, Indianapolis, Indiana 46282
  (Address of Principal Business Office (No. & Street, City, State Zip Code))

                                 (317) 285-1877
                               (Telephone Number)

       Richard A. Wacker, One American Square, Indianapolis, Indiana 46282
                     (Name and Address of Agent for Service)




Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

YES [X]  NO [ ]